EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of HomeTrust Bancshares, Inc (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 2012, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

June 27, 2012	By:	/s/ F. Edward Broadwell
F. Edward Broadwell
Chairman and Chief Executive Officer

June 27, 2012	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Senior Vice President and Chief Financial Officer